Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2013 Results

- Total revenue was $2.9 billion with organic revenue growth of 2% -

- EPS from continuing operations was $1.11 -

First Quarter Summary

•                  EPS from continuing operations, adjusted for certain items, increased 13% to $1.11

•                  Risk Solutions revenue increased 3% to $2.0 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 20.4% and the operating margin, adjusted for certain items, increased 110 basis points to 22.5%

•                  HR Solutions revenue increased 1% to $954 million with organic revenue growth of 1%

•                  HR Solutions operating margin was 5.3% and the operating margin, adjusted for certain items, decreased 220 basis points to 14.3%

•                  Cash flow from operations increased $69 million to $54 million

•                  Repurchased 5.0 million Class A Ordinary Shares for approximately $300 million

•                  Subsequent to the close of the first quarter, Aon announced an 11% increase to the annual cash dividend

LONDON — April 26, 2013 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2013.

Net income attributable to Aon shareholders from continuing operations was $261 million, or $0.82 per share, compared to $238 million, or $0.71 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, was $1.11, a 13% increase compared to $0.98 in the prior year quarter.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our first quarter results reflect a solid start to the year with double-digit earnings growth driven by a strong performance in our Risk Solutions business and effective capital management, as highlighted by the repurchase of $300 million of ordinary shares in the quarter,” said Greg Case, president and chief executive officer.

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $2.9 billion compared to the prior year quarter primarily driven by a 2% increase in organic revenue and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, partially offset by a 42% decline in investment income due to lower average interest rates.

Total operating expenses for the first quarter increased 3% to $2.5 billion compared to the prior year quarter at $2.4 billion due primarily to a 2% increase in organic revenue, the inclusion of $10 million of expenses from acquisitions, and a $6 million increase in restructuring costs, partially offset by an $18 million favorable impact from foreign currency translation, a $5 million decrease in intangible asset amortization expense, and savings related to the restructuring programs.

Depreciation expense increased 7%, or $4 million, to $59 million compared to the prior year quarter.

Intangible asset amortization expense decreased 5%, or $5 million, to $99 million compared to the prior year quarter due primarily to a $4 million decrease in HR Solutions relating to assets associated with the merger with Hewitt.

Restructuring expenses increased $6 million to $26 million compared to $20 million in the prior year quarter driven by workforce reduction.  In the first quarter, the Company incurred $15 million of costs in the HR Solutions segment and $11 million of costs in the Risk Solutions segment related to the Aon Hewitt restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this press release.

Restructuring savings in the first quarter related to the Aon Hewitt restructuring program are estimated at $69 million compared to $48 million in the prior year quarter.  Of the estimated savings in the first quarter, approximately $13 million were related to the Risk Solutions segment compared to $8 million in the prior year quarter.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the Aon Hewitt restructuring program, including $280 million related to the restructuring program and $75 million in additional synergy savings from areas such as information technology, procurement and public company costs.

Associated with the transfer of the Health and Benefits business effective January 1, 2012, approximately $52 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions.  As of the first quarter, an estimated $45 million of cumulative savings have been achieved in Risk Solutions.

Foreign currency exchange rates in the first quarter had a $0.02 per share, or $9 million pretax ($7 million in Risk Solutions and $2 million in HR Solutions), favorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations decreased to 26.1% in the first quarter compared to 28.0% in the prior year quarter due primarily to changes in the geographical distribution of income.  The Company currently anticipates an effective tax rate on net income from continuing operations of approximately 26.0% in 2013.

Average diluted shares outstanding decreased to 320.0 million in the first quarter compared to 336.6 million in the prior year quarter.  The Company repurchased 5.0 million Class A Ordinary Shares for approximately $300 million in the first quarter.  The Company has $3.7 billion of remaining authorization under its share repurchase program.

Cash flow from operations increased $69 million to $54 million in the first quarter due primarily to improved working capital and 9% growth in net income, partially offset by a $106 million increase in cash taxes and an $86 million increase in pension contributions.  Free cash flow, as defined by cash flow from operations less capital expenditures, increased 93% to a use of $6 million in the first quarter driven by improved cash flow from operations and a 15%, or $11 million, decline in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarters of 2013 and 2012.  The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Mar 31, 2013	Mar 31, 2012	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,562	$1,494	5%	—%	1%	4%
Reinsurance	402	399	1	—	—	1
Subtotal	$1,964	$1,893	4%	—%	1%	3%
Investment Income	7	12	(42)
Total Revenue	$1,971	$1,905	3%

Risk Solutions total revenue increased 3% to $2.0 billion compared to the prior year quarter at $1.9 billion due to 3% organic growth in commissions and fees and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, partially offset by a 42% decline in investment income.

Retail Brokerage organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 6% in the first quarter reflecting improved growth across all regions, including strong growth in Latin America and US Retail driven by new business generation and management of the renewal book portfolio.  International organic revenue increased 3% driven by strong growth across Asia and New Zealand, and modest growth in Australia, partially offset by a decline in Germany.  Reinsurance organic revenue increased 1% due primarily to growth in capital market transactions and advisory business and global facultative placements.

	Three Months Ended
(millions)	Mar 31, 2013	Mar 31, 2012	% Change
Revenue	$1,971	$1,905	3%
Expenses
Compensation and benefits	1,110	1,071	4
Other general expenses	458	468	(2)
Total operating expenses	1,568	1,539	2%
Operating income	$403	$366	10%
Operating margin	20.4%	19.2%

Operating income - adjusted	$443	$407	9%
Operating margin - adjusted	22.5%	21.4%

Compensation and benefits for the first quarter increased 4%, or $39 million, compared to the prior year quarter due primarily to 3% organic revenue growth and restructuring-related costs for certain projects in Europe, partially offset by a $7 million favorable impact from foreign currency translation and savings related to the restructuring programs.

Other general expenses for the first quarter decreased 2%, or $10 million, compared to the prior year quarter due primarily to an $8 million favorable impact from foreign currency translation and a $5 million decline in Glenrand M-I-B restructuring-related costs, partially offset by 3% organic revenue growth.

First quarter operating income increased 10% to $403 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 9%, or $36 million, compared to the prior year quarter, and operating margin increased 110 basis points to 22.5% primarily driven by organic revenue growth, savings related to the restructuring programs and a 40 basis point favorable impact from foreign currency translation, partially offset by a 20 basis point unfavorable impact from a significant decline in investment income.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Mar 31, 2013	Mar 31, 2012	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$382	$380	1%	—%	—%	1%
Outsourcing	581	568	2	—	1	1
Intersegment	(9)	(3)	N/A	N/A	N/A	N/A
Subtotal	$954	$945	1%	—%	—%	1%
Investment Income	—	—	N/A
Total Revenue	$954	$945	1%

HR Solutions total revenue increased 1% to $954 million compared to the prior year quarter driven by 1% organic growth in commissions and fees.

Organic revenue in Consulting Services increased 1% driven primarily by modest growth in communications and investment consulting, partially offset by a decline in continental Europe.  Organic revenue in Outsourcing increased 1% due primarily to growth in net new client wins and demand for discretionary services in HR BPO and healthcare exchanges, partially offset by a modest decline in benefits administration.

	Three Months Ended
	Mar 31,	Mar 31,	%
(millions)	2013	2012	Change
Revenue	$954	$945	1%
Expenses
Compensation and benefits	590	569	4
Other general expenses	313	303	3
Total operating expenses	903	872	4%
Operating income	$51	$73	(30)%
Operating margin	5.3%	7.7%

Operating income - adjusted	$136	$156	(13)%
Operating margin - adjusted	14.3%	16.5%

Compensation and benefits for the first quarter increased 4%, or $21 million, compared to the prior year quarter due primarily to 1% organic revenue growth, a $9 million increase in restructuring costs and a $4 million unfavorable impact from the timing of certain expenses, partially offset by savings related to the Aon Hewitt restructuring program.

Other general expenses for the first quarter increased 3%, or $10 million, from the prior year quarter due primarily to 1% organic revenue growth and $6 million of expenses related to legacy litigation, partially offset by a $4 million decrease in intangible asset amortization, and savings related to the Aon Hewitt restructuring program.

First quarter operating income decreased 30% to $51 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 13%, or $20 million, to $136 million, and operating margin decreased 220 basis points to 14.3% versus the prior year quarter due primarily to a $10 million, or roughly 100 basis point, unfavorable impact from the timing of certain expenses and expenses related to legacy litigation, as well as an unfavorable revenue mix shift and investments in long-term growth opportunities, partially offset by savings related to the Aon Hewitt restructuring program.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	Mar 31,	Mar 31,	%
(millions)	2013	2012	Change
Risk Solutions	$403	$366	10%
HR Solutions	51	73	(30)
Unallocated expenses	(44)	(37)	19
Operating income from continuing operations before tax	$410	$402	2%
Interest income	1	3	(67)
Interest expense	(52)	(59)	(12)
Other income	9	—	100
Income from continuing operations before tax	$368	$346	6%

Unallocated expenses increased $7 million to $44 million due primarily to an increase in expenses related to the Company’s redomicile to the UK.  Interest income decreased $2 million to $1 million due to lower average interest rates and lower average cash balances.  Interest expense decreased $7 million to $52 million due primarily to both a decline in the average rate and the total amount of debt outstanding.  Other income of $9 million includes a $6 million net gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and $3 million of net gains on certain long-term investments.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, April 26, 2013 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 65,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including the failure to realize some of the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue, free cash flow and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44-207-086-0100	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	Mar. 31, 2013	Mar. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$2,908	$2,829	3%
Fiduciary investment income	7	12	(42)
Total revenue	2,915	2,841	3

Expenses
Compensation and benefits	1,725	1,661	4
Other general expenses	780	778	—
Total operating expenses	2,505	2,439	3
Operating income	410	402	2

Interest income	1	3	(67)
Interest expense	(52)	(59)	(12)
Other income	9	—	100
Income before income taxes	368	346	6
Income taxes (1)	96	97	(1)
Net income	272	249	9
Less: Net income attributable to the noncontrolling interests	11	11	—
Net income attributable to Aon shareholders	$261	$238	10%

Basic net income per share attributable to Aon shareholders	$0.82	$0.72	14%

Diluted net income per share attributable to Aon shareholders	$0.82	$0.71	15%

Weighted average ordinary shares outstanding - diluted	320.0	336.6	(5)%

(1)   The effective tax rate is 26.1% and 28.0% for the three months ended March 31, 2013 and 2012, respectively.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,964	$1,893	4%	3%
HR Solutions	954	945	1	1
Total Operating Segments	$2,918	$2,838	3%	2%

Fiduciary Investment Income
Risk Solutions	$7	$12	(42)%
HR Solutions	—	—	N/A
Total Operating Segments	$7	$12	(42)%

Total Revenue
Risk Solutions	$1,971	$1,905	3%
HR Solutions	954	945	1
Intersegment	(10)	(9)	11
Total	$2,915	$2,841	3%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$1,964	$1,893	4%
Fiduciary investment income	7	12	(42)
Total revenue	1,971	1,905	3

Expenses
Compensation and benefits	1,110	1,071	4
Other general expenses	458	468	(2)
Total operating expenses	1,568	1,539	2

Operating income	$403	$366	10%

Operating margin	20.4%	19.2%

HR Solutions

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$954	$945	1%
Fiduciary investment income	—	—	N/A
Total revenue	954	945	1

Expenses
Compensation and benefits	590	569	4
Other general expenses	313	303	3
Total operating expenses	903	872	4

Operating income	$51	$73	(30)%

Operating margin	5.3%	7.7%

Total Operating Income (Loss)

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change
Risk Solutions	$403	$366	10%
HR Solutions	51	73	(30)
Unallocated	(44)	(37)	19
Total operating income	$410	$402	2%

Total operating margin	14.1%	14.1%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$686	$651	5%	(1)%	—%	6%
International	876	843	4	—	1	3
Total Retail brokerage	1,562	1,494	5	—	1	4
Reinsurance brokerage	402	399	1	—	—	1
Total Risk Solutions	1,964	1,893	4	—	1	3
HR Solutions Segment:
Consulting services	382	380	1	—	—	1
Outsourcing	581	568	2	—	1	1
Intrasegment	(9)	(3)	N/A	N/A	N/A	N/A
Total HR Solutions	954	945	1	—	—	1
Total Operating Segments	$2,918	$2,838	3%	—%	1%	2%

Free Cash Flow (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2013	Mar. 31, 2012	Percent Change
Cash Provided By (Used For) Operations	$54	$(15)	460%
Less: Capital Expenditures	(60)	(71)	(15)
Free Cash Flow (3)	$(6)	$(86)	(93)%

(1)         Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)         Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,971	$954	$(10)	$2,915

Operating income (loss) - as reported	$403	$51	$(44)	$410
Restructuring charges	11	15	—	26
Intangible asset amortization	29	70	—	99
Headquarters relocation costs	—	—	3	3
Operating income (loss) - as adjusted	$443	$136	$(41)	$538

Operating margins - as adjusted	22.5%	14.3%	N/A	18.5%

	Three Months Ended March 31, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,905	$945	$(9)	$2,841

Operating income (loss) - as reported	$366	$73	$(37)	$402
Restructuring charges	11	9	—	20
Intangible asset amortization	30	74	—	104
Headquarters relocation costs	—	—	3	3
Operating income (loss) - as adjusted	$407	$156	$(34)	$529

Operating margins - as adjusted	21.4%	16.5%	N/A	18.6%

	Three Months Ended March 31,
(millions except per share data)	2013	2012
Operating income - as adjusted	$538	$529
Interest income	1	3
Interest expense	(52)	(59)
Other income	9	—

Income before income taxes - as adjusted	496	473
Income taxes (2)	129	132
Net income - as adjusted	367	341
Less: Net income attributable to noncontrolling interests	11	11
Net income attributable to Aon shareholders - as adjusted	$356	$330

Diluted net income per share attributable to Aon shareholders - as adjusted	$1.11	$0.98

Weighted average ordinary shares outstanding - diluted	320.0	336.6

(1)         Certain noteworthy items impacting operating income in 2013 and 2012 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)         The effective tax rate is 26.1% and 28.0% for the three months ended March 31, 2013 and 2012, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Full Year 2012	First Quarter 2013	Total to Date	Estimated Total
Workforce reduction	$49	$64	$74	$24	$211	$213
Lease consolidation	3	32	18	2	55	86
Asset impairments	—	7	4	—	11	21
Other costs associated with restructuring	—	2	2	—	4	5
Total restructuring and related expenses	$52	$105	$98	$26	$281	$325

By Segment: (2)

HR Solutions	52	49	66	15	182	213
Risk Solutions	—	56	32	11	99	112
Total restructuring and related expenses	$52	$105	$98	$26	$281	$325

(1)         In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)         Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$408	$291
Short-term investments	352	346
Receivables, net	2,884	3,101
Fiduciary assets (1)	12,224	12,214
Other current assets	389	430
Total Current Assets	16,257	16,382
Goodwill	8,786	8,943
Intangible assets, net	2,844	2,975
Fixed assets, net	816	820
Investments	152	165
Other non-current assets	1,174	1,201
Total Assets	$30,029	$30,486

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,224	$12,214
Short-term debt and current portion of long-term debt	802	452
Accounts payable and accrued liabilities	1,440	1,853
Other current liabilities	795	831
Total Current Liabilities	15,261	15,350
Long-term debt	3,770	3,713
Pension, other post retirement and other post employment liabilities	2,027	2,276
Other non-current liabilities	1,338	1,342
Total Liabilities	22,396	22,681

EQUITY
SHAREHOLDERS’ EQUITY
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,507	4,436
Retained earnings	5,844	5,933
Accumulated other comprehensive loss	(2,775)	(2,610)
Total Aon Shareholders’ Equity	7,579	7,762
Noncontrolling interests	54	43
Total Equity	7,633	7,805
Total Liabilities and Equity	$30,029	$30,486

(1) Includes short-term investments:  2013 - $4,254, 2012 - $4,029

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	March 31, 2013	March 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$272	$249
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of fixed assets	59	55
Amortization of intangible assets	99	104
Share-based compensation expense	69	55
Deferred income taxes	13	16
Change in assets and liabilities:
Fiduciary receivables	(42)	(644)
Short term investments - funds held on behalf of clients	(322)	(62)
Fiduciary liabilities	364	706
Receivables, net	174	61
Accounts payable and accrued liabilities	(417)	(451)
Restructuring reserves	(16)	(16)
Current income taxes	(65)	41
Pension and other post employment liabilities	(196)	(110)
Other assets and liabilities	62	(19)
CASH PROVIDED BY (USED FOR) OPERATIONS	54	(15)

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	18	36
Purchases of long-term investments	(3)	(3)
Net (purchases) sales of short-term investments - non-fiduciary	(16)	283
Acquisition of businesses, net of cash acquired	(2)	(23)
Proceeds from sale of business	1	—
Capital expenditures	(60)	(71)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(62)	222

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(300)	(100)
Issuance of shares for employee benefit plans	36	49
Issuance of debt	1,150	75
Repayment of debt	(715)	(140)
Cash dividends to shareholders	(50)	(49)
Purchase of shares from noncontrolling interests	(1)	—
Dividends paid to noncontrolling interests	—	(1)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	120	(166)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	10
Net Increase in Cash and Cash Equivalents	117	51
Cash and Cash Equivalents at Beginning of Period	291	272
Cash and Cash Equivalents at End of Period	$408	$323